Exhibit 10.4

PHOENIX FOOTWEAR GROUP AND SUBSIDIARIES

WAIVER AND RELEASE

THIS RELEASE is made November 15, 2007, by Kenneth Wolf, 3575 Avenida Pantera, Carlsbad, CA 92009 (hereinafter “Employee”), for the benefit of Phoenix Footwear Group, Inc., with offices located at 5840 El Camino Real, Suite 106, Carlsbad, CA 92008 (hereinafter “Phoenix Footwear Group, Inc.”), together with parents, subsidiaries and affiliates, and the officers, directors, agents, employees, successors and assigns of Phoenix Footwear Group, Inc. and each of the other aforementioned entities (hereinafter Phoenix Footwear Group, Inc. and the other aforementioned persons and entities to be referred to individually and collectively as the (“The COMPANY”).

WHEREAS, Employee and Phoenix Footwear Group, Inc. mutually agree that Employee’s employment with Phoenix Footwear Group, Inc. will terminate on November 15, 2007 the effective date; and

WHEREAS, Employee and Phoenix Footwear Group, Inc. wish to enter into this Agreement for the purpose of resolving any and all claims or disputes that exist or may exist between them through the effective date of this Agreement.

NOW, THEREFORE, in consideration of the mutual promises made and payments provided for herein (“The Settlement”). Employee and Phoenix Footwear Group, Inc. agree as follows:

The COMPANY, in full and complete settlement and satisfaction of all matters and claims related to Employee’s employment with, and termination of employment from, Phoenix Footwear Group, Inc., will:

1. Separation Payments. Contingent upon Employee’s faithful performance of employee obligations defined under this Waiver and Release the COMPANY agrees to pay to Employee a gross separation payment in the amount of ($150,000.00) which is equal to (eight months of severance) of the Employee’s regular pay.

2. Medical and Dental Insurance, Employee’s present coverage will be continued during the severance period. Thereafter, in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA), Employee may choose continuation coverage under the provisions of the Federal law, for up to eighteen months, provided Employee pays the full cost of the premium, plus a two percent administrative fee. Please refer to the COBRA qualifying event letter which will be sent under separate cover.

3. Group Life Insurance. Employee’s coverage will terminate effective the employment termination date of (11/15/07).

4. Short-term Disability and Workers’ Compensation. These coverages cease upon Employee’s last date of employment, (11/15/07).

5. Accrued Vacation Pay. The COMPANY will pay to Employee accrued vacation pay in the amount of $3510.12 whether or not Employee signs this Waiver and Release.

6. All cash payments made to Employee under this Agreement shall be subject to withholdings for Federal and State income taxes and where applicable for Social Security and Unemployment Compensation taxes.

7. If employee is asked to leave prior to November 15, 2007 for any reason (other than fraud and/or conduct issues) employee’s separation benefits will be unchanged and will begin on that new date.

In consideration the payment of the SETTLEMENT to Employee by the COMPANY, and other good and valuable consideration received, receipt of which is accepted and acknowledged, Employee and COMPANY agree as follows:

1. Employee, on behalf of himself, respective heirs, executors, successors and assigns, hereby fully and forever releases the COMPANY and any respective heirs, executors, successors, agents, officers and directors, from and agree not to sue concerning, any and all claims, actions, obligations, duties, causes of action, whether now known or unknown, suspected or unsuspected, that employee may possess based upon or arising out of any matter, cause, fact, thing, act, or omission whatsoever occurring or existing at any time prior to and including the date hereof (collectively, the “Released Matters”), including without limitation,

a. Any and all claims relating to or arising from Employee’s employment with the COMPANY and the termination of such relationship;

b. Any and all claims relating to, or arising from, Employee’s right to purchase, or actual purchase of, shares of stock of the COMPANY, including, without limitation any claims under a Stock Option Agreement between the parties, any claims of fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

c. Any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; breach of contract, both express and implied; breach of a covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; and conversion;

d. Any and all claims for violation of any federal, state or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, the Worker Adjustment and Retraining Notification Act, Older Workers Benefit Protection Act, the California Fair Employment and Housing Act, and the California Labor Code section 201, et. seq.;

e. Any and all claims for violation of the federal, or any state, constitution;

f. Any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;

g. Any and all claims for attorneys’ fees and costs; and

h. Any and all claims the Employee may have against the COMPANY for any acts occurring at any time prior to the execution of this Release.

Each of the parties agrees that the foregoing enumeration of claims released is illustrative, and the claims hereby released are in no way limited by the above recitation of specific claims, it being the intent of the parties to fully and completely release all claims whatsoever in any way relating to the Employee’ employment with the COMPANY and to the termination of such employment. This release does not extend to any obligations incurred under this Waiver and Release Agreement or the stock options referred to herein.

2. Employee represents that Employee has no lawsuits, claims or actions pending in Employee’s name, or on behalf of any other person or entity, against the COMPANY or any other person or entity referred to herein. Employee also represents that Employee does not intend to bring any claims on Employee’s own behalf against the COMPANY or any other person or entity referred to herein.

3. Employee acknowledges that employee has been advised by legal counsel and is familiar with Section 1542 of the Civil Code of the State of California, which states:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

Employee expressly waives any right or benefit which employee has or may have under Section 1542 of the California Civil Code or any similar provision of the statutory or non-statutory law of any other jurisdiction. The Employee acknowledges that in the future employee may discover claims or facts in addition to or different from those that they now know or believe to exist with respect to the subject matter of this Release and that the Employee intends to fully, finally, and forever settle all of the Released matters in exchange for the Settlement. This release will remain in effect as a full and complete release notwithstanding the discovery or existence of any additional claims or facts.

4. Employee represents and agrees that employee’s employment with Phoenix Footwear Group, Inc. was terminated effective (11/15/07), and employee waives any right to hereafter seek or apply for employment with the COMPANY.

5. Employee represents and agrees that employee has not disclosed, and will not at anytime disclose, to any person, firm, corporation or entity any confidential or proprietary information concerning the business affairs of the COMPANY which employee acquired in the course of, or as incident to, employee’s employment, for employee’s own benefit, the benefit of any other person, firm, corporation or entity, or to the detriment or intended or probable detriment of the COMPANY. Employee agrees that the Employee shall have no proprietary interest in any work product developed or used by Employee and arising out of employment by Phoenix Footwear Group, Inc, including but not limited to all forms of invention (as understood from Title 35 of the United States Code), patents and patent applications (and all divisions, parts and continuations thereof), all copyrightable work, and any trademarks or servicemarks (registered or unregistered) and trade names. Employee shall, from time to time as may be requested by the COMPANY, do all things which may be necessary to establish or document the COMPANY’S ownership in any such work product including, but not limited to, execution of appropriate copyright, patent and trademark applications, or assignments. Employee agrees that all papers, documents and equipment which have come into the possession of Employee in the course of business remain the property of Phoenix Footwear Group and/or the COMPANY, and shall not be disclosed, disseminated, taken, removed from Phoenix Footwear Group, Inc.’s premises or copied without the express written permission of Phoenix Footwear Group, Inc. Employee further agrees that employee will return on or before November 15, 2007 all records and property in his possession or custody belonging to or relating in any way to the affairs of the COMPANY.

6. Employee understands and agrees that this Waiver and Release, the SETTLEMENT and the actions and matters settled and provided for herein, shall not constitute (and may not be construed as) an admission of liability in any respect by the COMPANY, and Employee agrees to make no such representations to any person or entity.

7. In accordance with the reference policy of the COMPANY, prospective employers will receive information only regarding dates of employment and positions Employee held. If the prospective employer requests salary and compensation information, it will also be disclosed with the consent of Employee.

8. Employee agrees to make themselves available to the company for not more than 4 hours per week during the first 90 days of the separation period. These hours may be utilized by the company for information and knowledge transfer related services to minimize inconsistencies that may occur to business processes in which the employer was involved. Hours incurred by the employee related to the aforementioned services do not qualify for additional consideration and are considered essentials to compliance with this Waiver & Release.

9. Employee represents and agrees that employee is entering into this Waiver and Release freely and voluntarily, and with a complete understanding of its terms and consequences. Employee further represents and agrees that the COMPANY encouraged employee to review this Waiver and Release with his own private attorney prior to his execution hereof and that employee has had the opportunity to thoroughly discuss all aspects of this Waiver and Release with a private attorney of his own choosing.

10. Employee represents and agrees that the COMPANY offered employee a period of twenty-one (21) days from the date Employee first received this Waiver and Release from the COMPANY to review and consider this Waiver and Release. Employee further acknowledges (he/she) has seven (7) days from the date of this Waiver and Release to revoke this Waiver and Release.

The Separation Period

11. Employee further understands and agrees that the SETTLEMENT shall be paid to Employee over eight months, in accordance with the COMPANY’S normal payroll practice, commencing as soon as reasonably practicable after the aforementioned seven (7) day revocation period has expired, provided the Employee has not revoked this Waiver and Release as previously described.

12. Employee understands and acknowledges that the COMPANY’s purpose for entering into this Agreement and Release was to avoid litigation. Therefore, if any legal action is instituted by or brought on behalf of Employee against COMPANY, Employee agrees to pay back to COMPANY all monies received as well as any other thing of value received under this Waiver and Release and to pay COMPANY its costs and attorneys’ fees in such action.

a. This paragraph 12 does not apply to any thing of value given to Employee for which Employee actually performed services and by law Employee is entitled to receive.

13. Employee represents and agrees that employee has read the entire contents of this Waiver and Release and that this Waiver and Release represents the entire understanding and agreement between Employee and the COMPANY, except that it does not replace or supersede any covenant not to solicit, covenant not to compete or confidentiality agreement previously signed by Employee. Employee agrees that no representations or agreements have been made with respect to these matters other than those contained in this Waiver and Release.

14. Employee agrees that, if any of the provisions of this Waiver and Release shall be deemed illegal, invalid or unenforceable, such illegality, invalidity or unenforceability shall not invalidate or render unenforceable the entire Waiver and Release, but rather the entire Waiver and Release shall be construed as if not containing the particular illegal, invalid or unenforceable provision or provisions, and the rights and obligations of Employee and the COMPANY shall be construed and enforced accordingly. Further, under such circumstances, the COMPANY and Employee agree to exercise their best efforts to carry out the original intention of this Waiver and Release and shall make such amendments and take such steps as may be necessary to ensure the continued validity of this Waiver and Release.

15. Employee agrees that this Waiver and Release shall be governed by California law and that any action or proceeding arising out of this Waiver and Release and/or Employee’s employment with Phoenix Footwear Group, Inc. shall be venued in California.

EMPLOYEE HAS CONSULTED WITH AN ATTORNEY BEFORE SIGNING THIS RELEASE AND UNDERSTANDS THAT, BY SIGNING THIS RELEASE, EMPLOYEE IS GIVING UP ANY LEGAL CLAIMS EMPLOYEE HAS AGAINST THE COMPANY. EMPLOYEE FURTHER ACKNOWLEDGES THAT EMPLOYEE DOES SO KNOWINGLY, WILLINGLY, AND VOLUNTARILY IN EXCHANGE FOR THE BENEFITS DESCRIBED IN THIS WAIVER AND RELEASE AGREEMENT.

Dated: 10/23/07
Kenneth Wolf

Dated: 10/31/07	By:
Phoenix Footwear Group, Inc.